UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 22, 2015

(Date of earliest event reported)

BIOPHARMX CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-54871	59-3843182
(Commission File Number)	(IRS Employer Identification No.)

1098 Hamilton Court
Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 889-5020

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On January 22, 2015, the Board of Directors (the “Board”) of BioPharmX Corporation (“BioPharmX”) authorized an increase in the number of members of the Board from three to four.  To fill the vacancy as a result of this increase, the Board appointed Michael Hubbard to serve as director on the Board until his successor is elected and qualified or until his earlier resignation or removal in the manner provided for in BioPharmX’s By-laws.  Mr. Hubbard is expected to be appointed to the audit committee of the Board and his compensation has not yet been determined.

As with each of BioPharmX’s directors and executive officers, BioPharmX intends to enter into an indemnification agreement with Mr. Hubbard to give him additional contractual assurances regarding the scope of indemnification provided in BioPharmX’s certificate of incorporation and to provide additional procedural protections.

There is no arrangement or understanding between Mr. Hubbard and any other person pursuant to which Mr. Hubbard was appointed as a director of BioPharmX. There are no other related person transactions between BioPharmX and Mr. Hubbard, other than those that have been disclosed in this Current Report on Form 8-K.

BioPharmX issued a press release announcing Mr. Hubbard’s appointment to the Board on January 28, 2015, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHARMX CORPORATION

Date: January 28, 2015	By:	/s/ JAMES R. PEKARSKY
	Name:	James R. Pekarsky
	Title:	Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 28, 2015